EXHIBIT 10.2

SECOND AMENDMENT TO THE

A. T. MASSEY COAL COMPANY, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated as of January 1, 2005)

The A. T. Massey Coal Company, Inc. Executive Deferred Compensation Plan as amended and restated as of January 1, 2005 and as further amended effective January 1, 2005 (the “Plan”) was amended pursuant to Section 10.01 of the Plan effective June 1, 2006 as follows:

1. The following new subsections (d) and (e) were added to Section 4.02 of the Plan:

(d) Initial Deferrals with respect to Certain Forfeitable Rights. In addition to the foregoing deferral election options, the Committee may offer a deferral right under the Plan with respect to a legally binding right to any Incentive and/or Bonus Award payment otherwise scheduled to be made in a subsequent year that is subject to a forfeiture condition requiring the Eligible Employee’s continued services for a period of at least 12 months from the date the Eligible Employee obtains the legally binding right, through a deferral election in writing on an Election Form delivered to his corporate employer no later than the 30th day after the Eligible Employee obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. Any such Incentive or Bonus Award deferral election may not be modified or revoked by the Participant after the latest time for making the election.

(e) Initial Deferral Election with Respect to Short-term Deferrals. In addition to the foregoing deferral election options, the Committee may offer a deferral right under the Plan with respect to a legally binding right to any Incentive and/or Bonus Award payment in a subsequent taxable year that, absent a deferral election, would not be treated as a deferral of compensation under Code Section 409A by reason of the “short-term deferral” provisions of Inc. Tax Regs. Section 1.409A-1(b)(4), through a deferral election in writing on an Election Form delivered to his corporate employer, provided that the election is made at least 12 months in advance of the date the “short-term deferral” amount would otherwise be paid and payment is deferred at least 5 years from the date the “short-term deferral” amount would otherwise be paid. In the case of elections made no later than December 31, 2006, new payment elections may be made with respect to both the time and form of payment of such amounts and the election will not be treated as a change in the form and timing of a payment under Code Section 409A(a)(4) or an acceleration of a payment under Code Section 409A(a)(3), provided that the election applies only to amounts that would not otherwise be payable in 2006 and does not cause an amount to be paid in 2006 that would not otherwise be payable in such year. Any such Incentive or Bonus Award deferral election may not be modified or revoked by the Participant after the latest time for making the election.

As evidence of the adoption of these amendments to the Plan, A. T. Massey Coal Company, Inc. has caused this document to be signed by its undersigned officer effective this 1st day of June 2006.

A. T. MASSEY COAL COMPANY, INC.

/s/ Richard R. Grinnan
Name:	Richard R. Grinnan
Its:	Vice President and Corporate Secretary